Press Release

Vanda Pharmaceuticals' VSF-173 Excessive Sleepiness Phase II
Clinical Trial Suggests Wake-Promoting Properties

ROCKVILLE, Md., - October 30, 2007 - /PRNewswire-FirstCall/ Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced top-line results from the Company's Proof-of-Concept Phase II clinical trial evaluating VSF-173 in a clinical model of excessive sleepiness.

This Phase II study examined the effects of VSF-173 on a model of excessive sleepiness among 55 healthy volunteers treated with 3 doses of VSF-173 administered at 50 mg, 100 mg and 200 mg and placebo administered at 25 mg, 50 mg and 100 mg at the usual bedtime and at four hours after the first dose. In this model, the effect of the compound was evaluated with a series of six Maintenance of Wakefulness Tests (MWT) given two hours apart starting one hour after the first dose. The effect of the drug was also evaluated on the scheduled daytime recovery sleep following the night time and morning evaluations.

On the primary endpoint which evaluated the effect of the compound on the first four series of MWT tests, VSF-173 demonstrated improvements over placebo. The mean MWT sleep onset scores for the 50 mg, 100 mg and 200 mg, and placebo groups were 10.3, 12.9, 10.6 and 9.2 minutes, respectively. While the pair-wise analysis did not reach statistical significance, this magnitude of effect, ranging from 1.1 to 3.7 minutes, is generally similar to that observed with modafinil in the treatment of patients with narcolepsy.

In a subset of 37 subjects with no observed impairment in pre-dose daytime wakefulness (MWT cutoff equal to 30 minutes), the mean of all six MWT scores for the 50 mg, 100 mg and 200 mg groups showed improvements of 2.1, 3.4 and 2.1 minutes, respectively, compared to placebo. For the dose group of 100 mg, this observation of improvement was statistically significant (p < 0.05).

Further evidence of the wake-promoting properties of VSF-173 was also observed during the scheduled daytime recovery sleep following the night time and morning evaluations. Statistically significant (p<.05; non-parametric) dose-dependent correlations were observed with the following polysomnography (PSG) parameters: increased number of awakenings, decreased sleep efficiency and total sleep time for the first third of the sleep period, and increased wake time after sleep onset for the first 3 hours of the sleep period.

These wake-promoting effects of VSF-173 on MWT and PSG measures suggest that VSF-173 possesses a novel mechanism to address disorders of excessive sleepiness. Vanda plans to conduct additional studies to further understand timing of administration, dose-response and appropriate populations to treat. VSF-173 was also demonstrated to be safe and well-tolerated.

“We are encouraged by the results of this proof-of-concept study on VSF-173” stated Mihael Polymeropoulos, M.D., President and CEO of Vanda. “We believe that the compound has the potential to address the symptoms of excessive sleepiness in the context of a number of disorders including narcolepsy and shift worker sleep disorder, as well as neurodegenerative disorders.”

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. is a biopharmaceutical company with a particular focus on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates in clinical development. In addition to VSF-173, Vanda is developing Iloperidone, a drug for schizophrenia, which has recently been submitted for marketing approval to the FDA, and VEC-162, a compound for the treatment of sleep and mood disorders, which has recently initiated a Phase III study in primary insomnia. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda's plans for its product candidates. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should,” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda's forward-looking statements include, among others, a failure of Vanda's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda's product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda's report on Form 10-Q for the quarter ended June 30, 2007 (File No. 000-51863). No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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Contact information
Steven A. Shallcross, Chief Financial Officer, Vanda Pharmaceuticals Inc.:
(Tel) 240-599-4500; steven.shallcross@vandapharma.com

Chip Clark, Chief Business Officer, Vanda Pharmaceuticals Inc.:
(Tel) 240-599-4500; chip.clark@vandapharma.com